Exhibit 99.1

Dynacq Provides Litigation Update

HOUSTON—(BUSINESS WIRE)—October 1, 2003—Dynacq International Inc. (Nasdaq/NM:DYII ) today provided an update on three pending securities lawsuits. “I am pleased with the progress we have made in resolving the pending securities litigation,” said Chiu M. Chan, Dynacq CEO. “We are focusing on what we expect will be a bright future for Dynacq.”

On August 26, 2003 the U.S. District Court for the Southern District of Texas dismissed with prejudice Hamilton v. Dynacq International Inc., et al., Master Case No. H-02-0377, a class action against Dynacq International Inc. and certain of its officers alleging securities fraud. Plaintiffs filed a notice of appeal on September 22, 2003. The suit was brought in early 2002 following a sharp high volume increase in short sales of Dynacq stock. Dynacq continues to believe that the suit is without merit.

Shortly after the class action was filed, two purported shareholder derivative suits, including almost verbatim the same allegations as the class action, were filed against the Company and certain of its officers.

Flory v. Chan et al., H-02-3123, in U.S. District Court for the Southern District of Texas, is a shareholder derivative action which was stayed on November 12, 2002 by the District Court pending the outcome of the Hamilton case. Dynacq moved to dismiss this case on September 10, 2003 following the dismissal of the Hamilton case.

In Brill v. Chan et al., (2002-07135 in the 295th Judicial District Court of Harris County, Texas), the second shareholder derivative case, a Stipulation of Settlement was executed by both parties and filed with the Court on September 11, 2003. The Settlement provides that (1) the suit will be dismissed and (2) defendants will pay a portion of plaintiffs’ legal fees and expenses, subject to the approval of the Court at a Final Settlement Hearing scheduled for November 10, 2003.

Mr. Chan added, “Despite the distraction of these lawsuits, Dynacq has continued to prosper and grow. We are proceeding with renovations at the new Dallas area hospital and the new hospital in Baton Rouge continues to succeed. The Pasadena, Texas hospital remains our foundation.”

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More detailed information about factors that may cause actual results to materially differ is contained in the Company’s filings with the Securities and Exchange Commission. The words “looking forward,” “believe,” “expect,” “likely,” “will be,” “bright future,” “succeed,” “continue,” “prosper and grow” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that such statements were made. The Company undertakes no obligation to update any forward-looking statements contained in this press release.

Source: Dynacq International, Inc.